Union First Market Bankshares Changes Name to Union Bankshares Corporation

Richmond, Va., April 25, 2014 – Union First Market Bankshares Corporation announced that, effective at close of business today, it has officially changed its name to Union Bankshares Corporation.

The name change does not affect Union First Market Bank or StellarOne Bank and does not affect any of the other non-bank affiliates of the company. In May 2014, StellarOne Bank will merge into Union First Market Bank. The combined bank will continue to operate under the name Union First Market Bank until the second half of the year.

The proposal to change the name to Union Bankshares Corporation was approved by the company’s shareholders at its annual meeting of shareholders on April 22, 2014.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), formerly Union First Market Bankshares Corporation, is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia and StellarOne Bank, which has 54 branches and more than 60 ATMs throughout Virginia as well as trust and wealth management services. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications